ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement") is entered into as of May 19, 2005 (the "Effective Date") by and among OREGON RESOURCES CORPORATION, an Oregon corporation ("Purchaser") and MINERAL RECOVERY SYSTEMS, INC., a Nevada corporation ("Seller").

RECITALS

A.	Seller owns certain assets used in connection with Seller's pilot plant for production of heavy-mineral concentrate from mineral sands located in Camden, Tennessee (the "Camden Mineral Concentrate Operations").

B.	Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from

Seller, certain of the assets of Seller that relate to the Camden Mineral Concentrate Operations and to assume certain specified liabilities of Seller relating thereto, as more fully described herein.

AGREEMENT

In consideration of the terms hereof, the parties agree as follows:

ARTICLE I - PURCHASE OF ASSETS

AND ASSUMPTION OF SPECIFIED LIABILITIES

1.1	Purchase of Assets

Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser, free and clear of any lien, mortgage, pledge, deed of trust, security interest, conditional sales agreement, charge, encumbrance or similar interest or restriction of any kind (other than liens for taxes not yet due and payable) (each an "Encumbrance"), and Purchaser shall purchase and acquire from Seller, all of Seller's rights, title and interest in and to all of the following assets, other than any of the following that are Excluded Assets (collectively the" Assets"):

1.1.1	Pilot Plant

The pilot plant used in the Camden Mineral Concentrate Operations and all ancillary personal property required for its operation and maintenance, including feed module (including hopper, feed conveyor, variable speed drive, and all attachments thereto); transfer conveyor (including motor and all attachments thereto); feed preparation module (including trommel screen, feed hopper, feed pump, and all attachments thereto); desliming module (including cyclones, sumps, pumps, and all attachments thereto); spiral plant (including sumps, pumps, spirals, samplers, motor control center, and all attachments thereto); pond

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water supply pump and float, and all attachments thereto; phase converter; and interconnecting piping between modules and between modules and the water source for the pilot plant ( collectively, the "Pilot Plant").

1.1.2	Equipment; Inventory

All tangible personal property, equipment, spare parts, and inventory held for use in the operation of the Camden Mineral Concentrate Operations, including tools for Pilot Plant maintenance located in the office and trailer used in the operation of the Pilot Plant; laboratory equipment for heavy-mineral analysis using lithium metatungstate (including stirred hot plates, vacuum pump, funnels, beakers, digital scales, drying ovens, tubing, etc); and equipment for size analysis (including Rotap and screens) (collectively the "Equipment").

1.1.3	Intellectual Property

All information and intellectual property rights used or owned by Seller and used primarily in operation of the Camden Mineral Concentrate Operations or the Assets, including all software, technology, know-how, trade secrets, processes and all evidence thereof, and any licenses related thereto used primarily in operation of the Camden Mineral Concentrate Operations or the Assets, including that described in Schedule 1.1.3 (collectively, the "Proprietary Rights").

1.1.4	Contract Rights

All of Seller's right, title and interest in, to and under all contracts and agreements, leases, licenses and the instruments and agreements primarily related to the operation of the Camden Mineral Concentrate Operations or the Assets set forth in Schedule 1.1.4 (collectively, the "Contracts").

1.1.5	Books and Records

All records, manuals and other materials necessary for the operation of the Pilot Plant including, designs, drawings, specifications, shop drawings, research and development files, operating instructions, maintenance manuals, MSHA compliance plan and MSHA training materials.

1.2	Excluded Assets

Notwithstanding anything in this Agreement to the contrary, the Assets do not include the following (the "Excluded Assets"): (a) the office trailer located near the Pilot Plant (the "Trailer") and any leases associated therewith; (b) the porta-potty located near the Pilot Plant and any leases associated therewith; (c) any lease under which Seller leases or licenses mineral rights in Camden, Tennessee and surrounding areas; (d) the concrete pads underneath the Pilot Plant; (e) drums of Camden Ore Concentrate located near the Trailer; (f) any

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remaining raw or stock piles; and (f) the telephone and the engineering files on the retention dam located in the Trailer.

1.3	Assumption of Liabilities

Subject to the terms and conditions of this Agreement, Purchaser shall assume and agree to pay, perform and fully discharge all liabilities and obligations of Seller arising after the Closing Date in respect of the Contracts listed in Schedule 1.1.4, to the extent that such Contracts are effectively assigned to Purchaser (other than any liability arising out of or relating to a breach of any such Contract by Seller that occurred prior to the Closing Date) (the "Assumed Liabilities").

1.4	Excluded Liabilities

Purchaser shall not assume any liabilities other than the Assumed Liabilities (all obligations or liabilities not assumed by Purchaser herein are called the "Excluded Liabilities").

1.5	Consideration

The aggregate consideration for the Assets (the "Purchase Price") is $215,000 to be paid to Seller as follows:

(a)	an amount equal to $21,500 upon the execution of this Agreement by the parties; and

(b)	the balance of the Purchase Price in the amount of $193,500 at the Closing.

1.6	Closing

1.6.1	Closing

The purchase and sale of the Assets and other transactions contemplated hereby shall take place at a closing (the "Closing") to occur at such date, time or location as the parties shall agree (such date being referred to herein as the "Closing Date"); provided, however, if the Closing Date has not occurred within ten (10) days of the date first set forth above on this Agreement, any party that is prepared to close and has provide notice of such to the other party may, at its election, ( a) terminate this Agreement, or (b) initiate a legal action seeking specific performance of this Agreement or damages for breach thereof. The Closing shall not take place in person; rather, each party shall delivery its Closing deliverables identified in Section 1.6 to the attorney or representative for the other party (Gannett Fleming, Inc. in the case of Purchaser), instructing such attorney or representative to hold such deliverables in escrow until the early to occur of (y) the time the party delivering such deliverables expressly

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authorizes (by phone or email) the release of such deliverables to the other party as part of Closing or (z) the party delivering such deliverables demands their return.

1.6.2	Seller's Deliverables at Closing

At the Closing, Seller shall deliver or cause to be delivered to the Purchaser:

(a)	a receipt for the Purchase Price; and

(b)	an executed Bill of Sale, Assignment and Assumption Agreement in

substantially the form attached hereto as Exhibit A (the "Bill of Sale") and other such instruments executed by Seller as may reasonably be requested by the Purchaser to transfer title to the Assets to the Purchaser.

1.6.3	Purchaser's Deliverables at Closing

At the Closing, the Purchaser shall deliver or cause to be delivered to Seller:

(a)	the cash amount due as set forth in Section 1.5(b), by cashiers check; and

(b)	an executed counterpart to the Bill of Sale.

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF SELLER

To induce Purchaser to enter into and perform this Agreement and the Bill of Sale, Seller represents and warrants to Purchaser as of the Effective Date and as of the Closing Date as follows in this Article II.

2.1	Organization; Authorization; Binding Effect

Seller is an entity duly organized and validly existing under the laws of the State of Nevada, has the corporate power and authority to carry on its business as currently conducted and has the power and authority to enter into and carry out its obligations under this Agreement. The execution and delivery by Seller of this Agreement, the performance of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

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2.2	No Conflicts

The execution, delivery and performance by Seller of this Agreement and the Bill of Sale, and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate, conflict with, or result in any breach of, any provision of Seller's organizational documents; (b) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any contract, permit, agreement or judgment, decree, writ, order or injunction to which Seller is a party or by which it is bound; (c) result in the creation of any Encumbrance on any of the Assets; or (d) violate any applicable law, statute, rule, ordinance or regulation of any Governmental Body (defined below) applicable to Seller or the Assets; or (e) violate or give any other party rights of acceleration, amendment, termination or cancellation under any contract, agreement, judgment, decree, writ, order or injunction or other restriction to which Seller is a party or by which it is bound or which relates to the Assets. "Governmental Body" means any federal, state, local or other court or governmental body, any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder, domestic or foreign.

2.3	Consents and Approvals

The execution, delivery and performance by Seller of this Agreement does not, and will not, require any consent, approval, exemption, authorization or other action by, or filing with or notification to, any Governmental Body or any other third party.

2.4	Claims and Legal Proceedings

There is not any action, suit, proceeding, audit, investigation or claim (each a "Claim") pending or, to Seller's knowledge, threatened against Seller with respect to the Assets before or by any Governmental Body or nongovernmental department, commission, board, bureau, agency or instrumentality or any other person nor any valid basis for a Claim with respect to the Assets. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which Seller, with respect to the Assets, is a party, that involve the transactions contemplated herein; or that would or reasonably could be expected to have a material adverse effect upon the Assets. No claim, action, proceeding or investigation is pending or, to Seller's knowledge, threatened, which questions the validity of this Agreement or any action taken or to be taken by Seller hereunder.

2.5	Taxes

Seller has no liability for any tax obligations with respect to the Assets, and no interest or penalties have accrued or are accruing with respect thereto, whether state, county, local or otherwise with respect to any periods prior to the Closing Date except, in each case, any tax obligations that, if not timely paid by Seller, could not result in (a) an Encumbrance on any of the Assets or (b) the commencement of a claim against Purchaser. There is no

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claim pending or threatened in respect of any taxes relating to the Assets, nor has any deficiency or claim for any such taxes been asserted or threatened.

2.6	Pilot Plant; Equipment

The Pilot Plant and Equipment described in Sections 1.1.1 and 1.1.2 constitute all of the machinery, equipment, spare parts, inventory, computer hardware, and other tangible personal property owned by Seller and used primarily in the operation of the Camden Mineral Concentrate Operations other than the Excluded Assets.

2.7	Proprietary Rights

(a)	Schedule 1.1.3 is a true, correct and complete list of all Proprietary Rights owned or used by Seller primarily in connection with the Camden Mineral Concentrate Operations or the Assets. Seller is the sole and exclusive owner of or has a valid license to use the Proprietary Rights. With respect to Proprietary Rights owned by Seller, Seller is not bound by any contract or other agreement regarding the Proprietary Rights or that limits, impairs or restricts Seller's ability to use, sell, transfer, assign or convey the Proprietary Rights.

(b)	No activity, service or procedure currently conducted by Seller in connection with the Camden Mineral Concentrate Operations, including without limitation any activity,

service or procedure involving any use of the Proprietary Rights, conflicts or interferes with, infringes upon or violates in any manner any valid proprietary rights owned by any third party and, to the knowledge of Seller, no third party is infringing upon any of the Proprietary Rights owned by Seller, There are no claims, disputes, actions, proceedings, suits or appeals pending against Seller with respect to any Proprietary Rights, and Seller has not received from any third party since inception any notice, charge, claim or other assertion that Seller is infringing any proprietary right of any third party.

2.8	Contracts

The Contracts set out in Schedule 1.1.4 constitute all contracts, agreements, leases, rental agreements and other instruments and agreements to which Seller is a party or to which Seller has rights which relate primarily to the Camden Mineral Concentrate Operations or the Assets other than the Excluded Assets. Each Contract is valid, binding and enforceable against Seller; Seller has performed all obligations imposed on it thereunder, if any; Seller, if a party to the Contract, is not in default thereunder in any respect and to Seller's knowledge, no other party to any Contract in default thereunder nor is there any event that with notice or lapse of time, or both, would constitute a default thereunder.

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2.9	Title to Assets

Seller has good and marketable title to the Assets free and clear of all Encumbrances, and upon the Closing, Purchaser will acquire all of Seller's right, title and interest in and to the Assets

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF PURCHASER

To induce Seller to enter into and perform this Agreement and the Bill of Sale, Purchaser represents and warrants to Seller as of the Effective Date and as of the Closing Date as follows in this Article III.

3.1	Organization; Authorization; Binding Effect

Purchaser is an entity duly organized and validly existing under the laws of the State of Oregon, has the corporate power and authority to carry on its business as currently conducted and has the power and authority to enter into and carry out its obligations under this Agreement. The execution and delivery by Purchaser of this Agreement and the Bill of Sale, the performance of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.2	No Conflicts

The execution, delivery and performance by Purchaser of this Agreement and the Bill of Sale, and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate, conflict with, or result in any breach of, any provision of Purchaser's organizational documents; (b) violate, conflict with, result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any contract, permit, agreement or judgment, decree, writ, order or injunction to which Purchaser is a party or by which it is bound; or (c) violate any applicable law, statute, rule, ordinance or regulation of any Governmental Body applicable to Purchaser.

3.3	Consents and Approvals

The execution, delivery and performance by Purchaser of this Agreement does not, and will not, require any consent, approval, exemption, authorization or other action by, or filing with or notification to, any Governmental Body or any other third party.

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ARTICLE IV - OTHER COVENANTS AND AGREEMENTS

4.1	Review of Information

No investigation, or receipt of information provided by or on behalf of Seller or review thereof by Purchaser or its representatives or advisors shall diminish or obviate, or relieve Seller from, or affect Purchaser's ability or right to rely on, any of the representations, warranties, covenants and agreements of Seller contained in this Agreement.

4.2	Further Action

Each of the parties hereto shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

4.3	Other Cooperation After Closing Date

Seller shall cooperate with Purchaser, at the reasonable request of Purchaser, to effect an orderly and prompt transfer of title, possession and control of the Assets from Seller to Purchaser on and after the Closing Date. Seller shall also cooperate with Purchaser after the date hereof in completing or filing any documents or affidavits reasonably deemed necessary by Purchaser to document or preserve the rights of Purchaser in and to the Assets transferred pursuant to this Agreement.

4.4	Access to Information and the Assets

From the date hereof until the Closing, upon reasonable notice, Seller shall furnish to Purchaser, its representatives or agents such additional information regarding the Assets and physical access to the Assets as Purchaser, its representatives or agents may from time to time reasonably request. From the Closing Date until completed, Seller shall furnish to Purchaser and its agents and representatives access to the Assets for the purpose of preparing such Assets for shipping.

4.5	Insurance

Purchaser may, at its expense, obtain and maintain insurance covering the Assets against risks of fire, theft, damage and other similar risks. Purchaser shall, at its expense, maintain liability insurance for general liabilities, personal injury and property damage covering its removal and transportation of the Assets.

4.6	Risk of Loss

Purchaser shall bear the risk of damage to or loss, theft or destruction, partial or complete, of the Assets (a "Casualty Occurrence") from whatever source from and after the

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Closing Date; provided, however, that any Casualty Occurrence caused by the negligence or willful actions of Seller from and after the Closing Date shall be borne by Seller.

If any Casualty Occurrence occurs as a result of Seller's negligence or willful actions, Seller shall, at its option (i) pay to Purchaser an amount equal to the fair market value of the affected Asset prior to such Casualty Occurrence, (ii) place the affected Asset in good repair, condition, and working order, or (iii) replace the affected Asset with equipment or personal property of equal functionality and performance as such Asset prior to the Casualty Occurrence. If Purchaser receives insurance proceeds to cover a Casualty Occurrence for which Seller has expended funds to remedy pursuant to this Section 4.6, then Purchaser will reimburse Seller for such expended funds, such amount not to exceed the insurance proceeds.

4.7	Books and Records

If, in order properly to prepare documents required to be filed with a Governmental Body, it is necessary that either party hereto or any successors be furnished with information relating to the Assets or the Assumed Liabilities, and such information is in the possession of the other party hereto, such other party agrees to use commercially reasonable efforts to furnish such information to such party, at the cost and expense of the party being furnished such information.

4.8	Regulatory and Other Authorizations; Consents

Seller and Purchaser will use commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all federal, state and local regulatory bodies and officials and other third parties that may be or become necessary for their respective execution and delivery of, and the performance of their respective obligations pursuant to, this Agreement and will cooperate fully with each other in promptly seeking to obtain all such authorizations, consents, orders and approvals.

4.9	Condition of Assets; Disclaimer of Warranties

Other than the representations and warranties set forth in Section 2, Seller makes no representations or warranties, express or implied, with respect to itself or the Assets. Without limiting the generality of the foregoing, Purchaser understands and agrees that the Assets are being purchased in an ''as is, where is" condition and that Seller does not warrant the merchantability of the Assets or the suitability of the Assets for a particular purpose.

4.10	Timely Removal of Assets / Care for Property

Purchaser shall complete the removal of the Assets from the property on which the Pilot Plant is located (the "Site") no later than September 1, 2005. In connection with its removal of the Assets from the Site, Purchaser shall (a) confine its activities to existing roadways and disturbed land (and shall not to a commercially reasonable degree, destroy or

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disturb any trees or significant areas of vegetation on the Site) (b) remove all trash, rubble and debris produced as a result of removal of Assets by Purchaser, to a commercially reasonable degree, from the Site, (c) shall, to a commercially reasonable degree, repair any damage to the Site resulting directly from Purchaser's removal of the Assets, (d) design and implement safety procedures reasonably designed to protect the health and safety of employees or independent contractors engaged by Purchaser in order to remove the Assets, and (e) shall comply with any federal, state or local laws governing Purchaser's activities on the Site or with respect to the Assets.

ARTICLE V - TAXES; EXPENSES; APPORTIONMENT

5.1	Transfer Taxes; Expenses; Pro-ration

5.1.1	Transfer Taxes

Seller shall timely pay, or caused to be paid, all taxes arising out of the ownership of the Assets with respect to transactions occurring or periods (or portions thereof) ending on or prior to the Closing Date which are not the responsibility of the Purchaser pursuant to the terms of this Agreement. Seller shall be responsible for the payment of all transfer, sales and use, documentary and any similar taxes arising out of the transactions contemplated by this Agreement, Purchaser shall be responsible for the payment of all filing and recordation fees and similar charges relating to the sale or transfer of the Assets hereunder.

5.1.2	Expenses

Whether or not the transactions contemplated by this Agreement are consummated, each party shall pay its own fees, costs and expenses incident to the negotiation, preparation and carrying out of this Agreement and the other agreements and documents contemplated hereby. Purchaser shall bear the costs associated with preparing the Assets for shipping as described in Section 3.5.

5.1.3	Property Taxes

Any and all personal property taxes and franchise taxes, assessments, lease rentals and other charges applicable to the Assets will be pro-rated to the Closing Date (with Seller agreeing to pay such taxes and file all returns with respect thereto and Purchaser agreeing to reimburse Seller for its pro-rated share of any such taxes). All personal property and franchise taxes shall be allocated on the basis of the fiscal year of the tax jurisdiction in question. Seller shall be responsible for paying such taxes and filing any returns related thereto. To the extent that Seller is seeking reimbursement from Purchaser for its pro-rated portion of any personal property or franchise taxes, Purchaser shall be provided a copy of such return at least 20 days prior to the filing date, and Seller shall make any reasonable changes to such return proposed by Purchaser at least 10 days prior to the filing date.

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ARTICLE VI - SURVIVAL AND INDEMNIFICATION

6.1	Survival

All representations and warranties contained in this Agreement shall survive the Closing for a period of one (1) year, and shall not be deemed waived or otherwise affected by any investigation made or any knowledge acquired with respect thereto; provided, however, that the representations and warranties of Seller set forth in Section 2.6 (Taxes) and Section 2.9 (Title to Assets), shall survive the Closing until all applicable statutes of limitation have expired with respect to matters addressed therein. The covenants and agreements contained in this Agreement shall survive the Closing and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms or until the respective applicable statute of limitations has run.

6.2	Indemnification

6.2.1	Indemnification by Seller

From and after the Closing Date, Seller shall indemnify and hold Purchaser and its officers, directors, managers, affiliates and controlling persons (each a "Purchaser Indemnified Party") harmless from and against, and shall reimburse a Purchaser Indemnified Party for, any and all losses, damages, debts, liabilities, obligations, judgments, orders, awards, writs, injunctions, decrees, fines, penalties, Taxes, costs or expenses (including, but not limited to, any legal or accounting fees or expenses as incurred) ("Losses") arising out of or in connection with:

(a)	the breach of any representation, warranty, covenant or agreement made by

Seller in this Agreement;

(b)	the operation or ownership of the Assets or the operation of the Camden

Mineral Concentrate Operations prior to the Closing Date; or

(c)	any obligations or liabilities of Seller not assumed by Purchaser hereunder or with respect to any failure by Seller to satisfy any Excluded Liabilities.

6.2.2	Indemnification by Purchaser

From and after the Closing Date, Purchaser shall indemnify and hold Seller and its officers, directors, managers, affiliates and controlling persons (a "Seller Indemnified Party") harmless from and against, and shall reimburse a Seller Indemnified Party for, any and all Losses arising out of or in connection with:

(a)	the breach of any representation, warranty, covenant or agreement in this

Agreement by Purchaser;

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(b)	the operation, ownership or removal of the Assets by Purchaser following the

Closing Date, excluding any amounts owed by Seller to Purchaser pursuant to Section 4.6; or

(b)	any Assumed Liabilities.

6.3	Procedure for Indemnification

(a)	With respect to any matter for which a party may seek indemnification hereunder, the indemnifying party shall have the right to control the defense of all actions in respect thereof, provided that the indemnifying party actually and diligently undertakes and pursues such defense with competent counsel reasonably acceptable to the indemnified party and does not enter into any settlement without the indemnified party's prior written consent which is not to be unreasonably withheld or delayed. An indemnified party will notify the indemnifying party in writing promptly after the indemnified party becomes aware of any claim, action or proceeding by a third party, but the failure or delay to so notify the indemnifying party shall not relieve the indemnifying party of any obligation or liability that the indemnifying party may have to the indemnified party, except to the extent that the indemnifying party demonstrates that the indemnifying party's ability to defend or resolve such claim is adversely affected thereby. The indemnified party will cooperate with the indemnifying party, at the indemnifying party's expense, in any defense or prosecution of a claim for which the indemnified party seeks indemnification.

(b)	If an indemnified party intends to seek indemnification hereunder, other than for a third party claim, then it shall notify the indemnifying party in writing promptly after its discovery of facts upon which it intends to base its claim for indemnification hereunder, but the failure or delay to so notify the indemnifying party shall not relieve the indemnifying party of any obligation or liability that the indemnifying party may have to the indemnified party, except to the extent that the indemnifying party demonstrates that the indemnifying party's ability to resolve such claim is adversely affected thereby.

ARTICLE VII - GENERAL

7.1	Modification and Waiver

This Agreement may not be amended or modified in any manner, except by an instrument in writing signed by each of the parties hereto. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, or in any way affect the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be deemed to be a waiver of any other or subsequent breach.

7.2	Construction

The headings preceding the text of sections of this Agreement are for convenience only and shall not be deemed parts thereof. All Exhibits and Schedules to this Agreement are

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hereby incorporated in and made a part of this Agreement. Any capitalized term in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. The term "including" means including, without limitation.

7.3	Severability

If any court determines that any part or provision of this Agreement is invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and shall be given full force and effect and remain binding upon the parties. Furthermore the court shall have the power to replace the invalid or unenforceable part or provision with a provision that accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner. Such replacement shall apply only with respect to the particular jurisdiction in which the adjudication is made.

7.4	Applicable Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Oregon, as applied to contracts executed and to be fully performed in such state.

7.5	Parties in Interest; Assignment

All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto, whether herein so expressed or not, but this Agreement shall not be assigned by either party hereto in whole or in part without the prior written consent of the oilier party hereto; provided, however, that Purchaser may assign all or part of its right, title and interest in, to and under this Agreement and the documents, agreements and supporting papers delivered in connection herewith to any affiliate of Purchaser that succeeds to the ownership of the Assets or to any lender to Purchaser, provided that Purchaser shall remain liable for its obligations hereunder despite such assignment.

7.6	Notices

Any notice or demand desired or required to be given hereunder shall be in writing and deemed given when personally delivered, sent via express courier, sent via facsimile (with electronic confirmation of delivery) or deposited in the mail, postage prepaid, and addressed as respectively set forth below, or to such other address as any party shall have previously designated by such a notice. Any notice so delivered personally, by express courier or by facsimile shall be deemed to be received on the date of delivery, and any notice so mailed shall be deemed to be received three business days after the date on which it was mailed. Notices to Purchaser and Seller shall be sent as follows:

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To Purchaser:	Oregon Resources Corporation
P.O. Box 501
Portland, OR 97207
Facsimile: (503) 227-0031
Attention: Cheryl L. Wilson

To Seller:	Mineral Recovery Systems, Inc.
204 Edison Way
Reno, NV 89502
Facsimile: (775) 856-1619
Attention: Ed Dickinson

7.7	Entire Understanding

The terms set forth in this Agreement are intended by the parties as a final, complete and exclusive expression of the terms of their agreement and may not be contradicted, explained or supplemented by evidence of any prior agreement, any contemporaneous oral agreement or any consistent additional terms.

7.8	Counterparts

This Agreement may be executed and delivered (including by facsimile transmission) in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.9	Specific Performance

Each of the parties acknowledges that in the event of any breach of a material term of this Agreement, including, the other party will suffer irreparable injury because the remedy at law would be inadequate, and that a court of competent jurisdiction may grant an injunction or other equitable relief enjoining any breach of any material term of this Agreement.

[The remainder of this page intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have entered into and signed this Asset Purchase Agreement as of the date and year first above written.

Seller:	Purchaser:

Mineral Recovery Systems, Inc.	Oregon Resources Corporation

By: /s/ Edward Dickinson	By: /s/ Cheryl L. Wilson
Name: Edward Dickinson	Name: Cheryl L. Wilson
Its: Secretary/Treasurer	Its:	President

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SCHEDULE 1.1.3

PROPRIETARY RIGHTS

None.

SCHEDULE 1.1.4

CONTRACTS

None.